Exhibit 99.2

Q4 FY15 Question & Answer

June 30, 2015

1.	What were some examples of brands in the Consumer Foods segment posting comparable (13-week) sales growth for the quarter?

- ACT II	- Reddi-wip
- DAVID	- Ro*Tel
- Hunt’s	- Slim Jim
- PAM	- Wolf
-PF Chang’s

Comparable sales for Blue Bonnet, Hebrew National, and Rosarita, were in line with last year’s sales for the quarter.

2.	What were some examples of brands in the Consumer Foods segment posting comparable (13-week) sales declines for the quarter?

- Andy Capp’s	- Egg Beater’s	- Manwich	- Snack Pack
- Banquet	- Healthy Choice	- Marie Callender’s	- Swiss Miss
- Bertolli	- Kid Cuisine	- Orville Redenbacher’s	- Van Camp’s
- Chef Boyardee	- La Choy	- Parkay	- Wesson
- Crunch ’n Munch	- Libby’s	- Peter Pan

3.	How much were capital expenditures from continuing operations for the quarter?

Approximately $154 million in Q4 FY15 (versus approximately $117 million in Q4 FY14).

4.	How much were capital expenditures from continuing operations for the full fiscal 2015 year?

Approximately $472 million in FY15 (versus approximately $592 million in FY14).

5.	How much was total depreciation and amortization from continuing operations for the quarter?

Approximately $149 million in Q4 FY15 (versus approximately $150 million in Q4 FY14).

6.	How much was total depreciation and amortization from continuing operations for the full fiscal 2015 year?

Approximately $592 million in FY15 (versus approximately $577 million in FY14).

7.	What was the net interest expense for the quarter?

Approximately $89 million in Q4 FY15 (versus approximately $93 million in Q4 FY14), reflecting significant debt repayment.

8.	What was the net interest expense for the full fiscal 2015 year?

Approximately $332 million in FY15 (versus approximately $379 million in FY14), reflecting significant debt repayment.

9.	What was Corporate expense for the quarter?

Unallocated Corporate amounts were $62 million of expense in the current quarter and $61 million of expense in the year-ago period. Current-quarter amounts include $19 million of hedge-related benefit and $16 million of net expense from other items impacting comparability ($7 million of the $16 million of expense relates to mark-to-market pension adjustments). Year-ago period amounts include $14 million of hedge-related benefit and $16 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $65 million for the current quarter and $59 million in the year-ago period.

10.	How much did the company pay in dividends during the quarter?

Approximately $107 million in Q4 FY15 (versus approximately $105 million in Q4 FY14), reflecting an increase in shares outstanding.

11.	How much did the company pay in dividends during the full fiscal 2015 year?

Approximately $425 million in FY15 (versus approximately $421 million in FY14), reflecting an increase in shares outstanding.

12.	What was the weighted average number of diluted shares outstanding for the quarter (rounded)?

Approximately 433 million shares for the quarter.

13.	Did the company repurchase any shares during the quarter?

The company repurchased approximately 332,000 shares of common stock during the quarter for approximately $12 million.

14.	What is included in the company’s net debt at the end of the quarter (rounded, in millions)?

Q4 FY15
Total debt*	$7,905
Less: Cash on hand	$183

Net debt	$7,722

*	Total debt = notes payable, short-term debt, long-term debt, and subordinated debt.

15.	What is the net-debt-to-total-capital ratio at quarter end?

The net-debt-to-total-capital ratio for the quarter was 63%.

This ratio is defined as net debt divided by the sum of net debt plus shareholders’ equity. See question No. 14 for the components of net debt.

NOTE: The answers to the following questions assume the company owns the Private Brands operations for the entire fiscal year.

16.	What is the projected tax rate for FY16?

The company expects the tax rate to be in the range of 33-34%, excluding items impacting comparability. The company acknowledges that the quarterly rates may be different from this, given the timing of certain matters, but the overall rate is expected to approximate 33-34%.

17.	What are the projected capital expenditures for FY16?

Total capital expenditures for fiscal 2016 are projected to be approximately $575 million.

18.	What is the projected depreciation and amortization expense for FY16?

Total depreciation and amortization for fiscal 2016 is projected to be approximately $550 million.

19.	What is the projected net interest expense for FY16?

Net interest expense for fiscal 2016 is projected to be approximately $320 million.

Note on Forward-looking Statements:

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully execute an exit option for its Private Brands operations within the expected time frame or at all; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this document to reflect future events or circumstances or otherwise.